Exhibit 10.27
December 8, 2008
Stacy Enxing Seng
452 Drexel Avenue
Edina, MN 55424
Dear Stacy:
We are thrilled that you accepted the promotion to Executive Vice President and President, US Peripheral Vascular. The following summarizes our discussion regarding your new position and changes to your existing compensation arrangements.

1.	Position:	Executive Vice President and President, US Peripheral Vascular

2.	Reporting to:	Robert J. Palmisano, President and Chief Executive Officer

3.	Effective Date:	December 4, 2008

4.	Base Salary:	$356,000 annual salary, less withholdings for Federal, FICA and State taxes, in accordance with ev3’s normal payroll procedures. You will receive a salary and performance review effective January 1, 2010.

5.	Annual Bonus:	You will be entitled to earn an annual target incentive bonus of up to 65% of your annual base salary, based upon the achievement of performance objectives set by the Compensation Committee of ev3’s Board of Directors or the Board. Your 2008 Incentive bonus will be prorated to reflect your new responsibilities.

6.	Additional Equity:	Equity compensation is a planned part of our overall compensation philosophy. ev3’s equity program has been established to commensurate with an employee’s level within the organization. Subject to BOD approval and as Executive Vice President and President Peripheral Vascular you will receive 38,550 restricted shares and 96, 350 options at the fair market value on the date of the grant by the Board of Directors.
Please sign and return this offer letter no later than December 19, 2008 to Greg Morrison, Senior Vice President, Human Resources. Stacy, on behalf of ev3, we are thrilled with your willingness and enthusiasm to take on this new opportunity.

Sincerely,	Agreed,

/s/ Greg Morrison
Greg Morrison	/s/ Stacy Enxing Seng
Sr. Vice President	Stacy Enxing Seng Date
Human Resources